MARKET STAND OFF AND REDEMPTION AGREEMENT


     THIS MARKET STAND OFF AND REDEMPTION AGREEMENT (this "Agreement") is
entered into this       day of January, 1999, by and between LARSONoDAVIS
INCORPORATED, a Nevada corporation ("LarsonoDavis"), on the one hand, and the undersigned (the "Investor"), on the other, based on the following:

                                    Premises

     A. The Investor holds that number of shares of 1998 Series A Preferred Stock of LarsonoDavis (the "Preferred Stock") and warrants, exercisable at $4.50 per share (the "Warrants"), to purchase common stock (the "Common Stock") of LarsonoDavis indicated on the signature page. The Preferred Stock is convertible, at the election of the Investor, into shares of Common Stock of LarsonoDavis. The sale of the Common Stock issuable on conversion of the Preferred Stock or exercise of the Warrants is subject to a registration statement filed on Form S-3 by LarsonoDavis pursuant to its obligations under the terms of a Registration Rights Agreement entered into by LarsonoDavis and the Investor (the "Registration Rights Agreement").

     B. Since the time of the acquisition of the Preferred Stock and Warrants by the Investor, the price for LarsonoDavis' Common Stock in the public market has declined to a point lower than originally anticipated by the parties, adversely affecting the ability of the Investor to sell the Common Stock in the public market should the Investor desire to do so.

     C. LarsonoDavis has entered into an Asset Purchase Agreement with PCB Group, Inc. (the "Asset Purchase Agreement"), pursuant to which it will, subject to the fulfillment of certain conditions precedent including obtaining the approval of its shareholders, sell the assets and operations associated with LarsonoDavis' acoustics business (the "Acoustics Business"). In addition, LarsonoDavis has taken a number of additional steps and is investigating other potential avenues that may materially change its business, operations, and prospects.

                                   Agreement

     NOW THEREFORE, based on the foregoing premises and for and in consideration of the mutual promises and covenants contained herein, the adequacy of which is hereby acknowledged, it is hereby agreed as follows:

     1. Redemption of Preferred Stock and Reformation of Warrants. LarsonoDavis agrees to redeem, and the Investor irrevocably agrees to sell any and all rights the Investor may have in and to, the Preferred Stock, the Common Stock issuable on the conversion of the Preferred Stock, and the Registration Rights Agreement, all on the terms and conditions set forth in this Agreement. In addition, the number of shares of Common Stock subject to the Warrants held by the Investor shall be reduced to equal one hundred (100) shares of Common Stock for each share of Preferred Stock sold by the Investor pursuant to this Agreement and the exercise price of such remaining Warrants shall be reduced to $0.50 per share (the "Reformed Warrants"). Notwithstanding the foregoing, LarsonoDavis will use its commercially reasonable efforts to maintain the effectiveness of the registration statement currently covering the sale of the Common Stock issued on conversion of the Preferred Stock until July 31, 2001.

     2. Redemption Price. The redemption price (the "Redemption Price") to be paid to the Investor shall be cash equal the purchase price to the Investor of the Preferred Stock currently held by the Investor plus all accrued but unpaid dividends on such Preferred Stock as of the date of redemption. LarsonoDavis shall redeem the Preferred Stock (or the Common Stock issuable on conversion) and the Warrants shall be reformed within fifteen (15) days of the closing of the sale of the Acoustics Business to PCB Group, Inc. The cash portion of the Redemption Price shall be paid by bank check, wire transfer, or other immediately available funds as directed by the Investor.

     3. Closing of PCB Transaction; Delivery of Certificates. As a condition precedent to any obligation of LarsonoDavis under the terms of this Agreement, the sale of the Acoustics Business to PCB Group, Inc., must be completed. As a condition precedent to the payment of the Redemption Price and the reformation of the Warrants, the Investor shall deliver to LarsonoDavis the original of the certificates representing the Preferred Stock and the Warrants.

     4. Agreement Not to Convert or Sell. During the term of this Agreement, the Investor agrees that, without the prior consent of LarsonoDavis, the Investor will not exercise the Investor's right to convert the Preferred Stock or to exercise the Warrants. In addition, the Investor agrees not to sell or transfer the Preferred Stock or Warrants during the term of this Agreement.

     5. Agreement of Other Holders. The Preferred Stock and Warrants were acquired by the Investor in connection with a private placement by LarsonoDavis to a number of investors (the "Placement"). An aggregate of 3,500 shares of Preferred Stock and Warrants to acquire 700,000 shares of Common Stock were issued in the Placement. Of this amount, 3,040 shares of Preferred Stock and all of the Warrants remain issued and outstanding. In the event that the holders of at least 2,750 shares of Preferred Stock do not enter into an agreement on the same terms and conditions as set forth in this Agreement on or before December 31, 1998, LarsonoDavis may elect not to redeem any shares of Preferred Stock or reform the Warrants. If it makes this election, LarsonoDavis shall provide written notice to the holders of Preferred Stock on or before January 8, 1999, and this Agreement shall thereafter be null and void.
     6. Termination of Equity Interest in LarsonoDavis. The redemption of the Preferred Stock and the reformation of the Warrants, and the Common Stock issuable on conversion or exercise, will completely terminate any equity interest of the Investor in LarsonoDavis associated with such securities other than as represented by the Reformed Warrants. In the event that the Preferred Stock, Warrants, or Common Stock of LarsonoDavis thereafter increases in value, the Investor would not participate in or benefit from such increase, except to the extent the Investor could acquire shares of Common Stock on exercise of the Reformed Warrants.

     7. Review of Information. LarsonoDavis' reports to the SEC are available and have been reviewed by the Investor, including its report on Form 10-K for the year ended December 31, 1997; its reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998; and its reports on Form 8-K dated January 7, February 13, May 1, October 7, and December 10, 1998. LarsonoDavis has also provided a preliminary draft of its Proxy Statement for the special shareholders' meeting to be held in the first quarter of 1999 to the Investor. The draft of the Proxy Statement is preliminary in nature, is currently being reviewed by the staff of the Securities and Exchange Commission, and is subject to change and amendment. Implementation of the proposals included in the current draft is subject, in addition to the approval of the shareholders, the further approval of the board of directors of LarsonoDavis.
In addition, LarsonoDavis is actively seeking, and is engaged in discussions with, potential acquisition targets and/or merger candidates. Such efforts may lead to a transaction that could materially affect the long-term financing and business prospects of LarsonoDavis and could result in increased liquidity and market price for the Common Stock. The foregoing materials are collectively referred to as the "Disclosure Materials". LarsonoDavis will provide, free of charge, a copy of any document contained in the Disclosure Materials, on request. Requests should be directed to Andrew C. Bebbington (801) 375-0177, 1681 West 820 North, Provo, Utah 84601. In addition, the officers and directors of LarsonoDavis are available to discuss any information contained in the Disclosure Materials and, on execution of suitable confidentiality agreements, the current status of LarsonoDavis' ongoing efforts to restructure the Company and identify suitable business partners and/or merger candidates. The Investor has reviewed the Disclosure Materials and understands the risks involved in agreeing to the redemption of the Preferred Stock and reformation of the Warrants, including the risk that LarsonoDavis will be successful in the future and the price of its securities may increase and wishes to enter into this Agreement despite such risks.

     8. Reaffirmation of Certain Assurances. In connection with the Placement, the Investor provided representations and warranties to LarsonoDavis contained in a Subscription Agreement, Suitability Letter, and Investor Letter executed by the Investor and delivered to LarsonoDavis. The Investor reaffirms all of such representations and warranties as if made as of the date of this Agreement, including, without limitation, the Investor's status as an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended; the Investor's sophistication, knowledge, and experience concerning investments similar to the Placement; the Investor's investment intent in acquiring the Preferred Stock and Warrants; and the Investor's financial ability to assume the risks involved in the Placement.

     9. Effect of Redemption. Payment of the Redemption Price to the Investor and reformation of the Warrants shall be in full and complete satisfaction of all rights the Investor may have under the Preferred Stock, the original Warrants, the Registration Rights Agreement, the Placement, and the ownership of the Preferred Stock and the original Warrants since the completion of the Placement. The Investor fully and completely releases LarsonoDavis and its officers, directors, and others associated with the Placement from any and all claims or liabilities related to the Preferred Stock, the original Warrants, the Registration Rights Agreement, and the Placement, subject only to the payment of the Redemption Price by LarsonoDavis and the reformation of the Warrants.

     10. Termination of Agreement. In the event that the closing of the sale of the Acoustics Business to PCB Group, Inc., and the redemption of the Preferred Stock and reformation of the Warrants has not been completed on or before March 31, 1999, this Agreement shall terminate and neither party shall have any further rights or obligations hereunder.

     11. Assignment. In order to preserve its working capital, LarsonoDavis may seek to identify investors who may be willing to acquire the Preferred Stock, or the Common Stock issuable on conversion and exercise thereof. In the event that LarsonoDavis is able to do so, the Investor agrees that the right to purchase all or any portion of the Preferred Stock or the Common Stock issuable on conversion or exercise, may be assigned by LarsonoDavis to another person or entity and the Investor agrees to sell the Investor's Preferred Stock, or the Common Stock issuable thereon, to such other person or entity at a price equal to the Redemption Price and to deliver the original of the certificates representing the original Warrants to LarsonoDavis to permit the issuance of the Reformed Warrants. At the request of such other person or entity, and on assurance of payment satisfactory to the Investor, the Investor agrees to exercise the Investor's right to convert the Preferred Stock to Common Stock. Neither the Preferred Stock, the Warrants, this Agreement, nor any benefits hereunder are otherwise assignable by the Investor.

     12. Entire Agreement. The provisions herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, and all other communications relating to the subject matter hereof. No amendment or modification of any provision of this agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by both parties.

     13. Governing Law. The validity, construction, and performance of this Agreement shall be governed by the substantive laws of the state of Nevada to the extent applicable to the redemption of the Preferred Stock and Warrants and otherwise by the substantive laws of the state of Utah.

     14. Jurisdiction. The parties agree that the state or federal courts of the state of Utah shall have jurisdiction for resolving any disputes under the terms of this Agreement and consent to such jurisdiction for such purpose.

     15. Costs. In the event of an action under the terms of this Agreement, the non-prevailing party shall pay the reasonable costs and expenses of the prevailing party, including all reasonable attorneys' fees.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    LarsonoDavis:

                                          LARSONoDAVIS INCORPORATED


                                          By
                                            Andrew Bebbington, President

                                    The Investor:


Shares of Preferred Stock Held            ------------------------------------
                                          (Signature)
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                                          ------------------------------------
Warrants Held                             (Print Name)

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